UAL CORPORATION

Authorization and Designation
to Sign and File


Section 16 Reporting Forms

The undersigned, a director and/or

executive officer of UAL Corporation, a Delaware corporation (the

"Company"), does hereby authorize and designate Paul R. Lovejoy, Steven
M.
Rasher, Paul D. Zier, Christine S. Grawemeyer, and Debbie S. Porter, or any one of them, to sign and file on my behalf any and all Forms 3, 4 and 5
relating to equity securities of the Company with the Securities and
Exchange Commission pursuant to the requirements of Section 16 of the

Securities Exchange Act of 1934 ("Section 16"). This authorization, unless earlier revoked in writing, shall be valid until the undersigned’s reporting obligations under Section 16 with respect to securities of the
Company shall cease.

IN WITNESS WHEREOF, the
undersigned has executed
this Authorization and Designation this 20th day of January, 2006.




/s/ John P. Tague

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Signature


John P. Tague